EXHIBIT 3.2

Office of the Secretary of State

 CERTIFICATE OF AMENDMENT
OF

 TEXAS-NEW MEXICO POWER COMPANY
19241500

The undersigned, as Secretary of State of Texas, hereby certifies that the attached Articles of amendment for the above named entity have been received in this office and have been found to conform to law.

ACCORDINGLY the undersigned, as Secretary of State, and by virtue of the authority vested in the Secretary by law hereby issues this Certificate of Amendment.

Dated:  07/07/2005
Effective:  07/07/2005

/s/ Roger Williams
Roger Williams
Secretary of State

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ARTICLES OF AMENDMENT TO
ARTICLES OF INCORPORATION
OF
TEXAS-NEW MEXICO POWER COMPANY

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, Texas‑New Mexico Power Company adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE ONE

The name of the corporation is Texas-New Mexico Power Company.

ARTICLE TWO

The following amendments to the Articles of Incorporation was adopted by the shareholders of the corporation on June 6, 2005.

A.     Article Three is amended so that it reads in its entirety as follows:

The purpose or purposes for which the Corporation is organized are to transact any and all lawful business for which corporations may be organized under the Texas Business Corporation Act.

B.     Article Ten is deleted in its entirety.

C.     Article Eleven is redesignated as Article Ten.

ARTICLE THREE

The number of shares of the corporation outstanding at the time of adoption was 10,705 shares of common stock.

ARTICLE FOUR

The number of shares that voted for the amendment was 10,705; and the number of shares that voted against the amendment was zero.

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IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this 5th day of July, 2005.

TEXAS-NEW MEXICO POWER COMPANY

By: /s/ Terry R. Horn
Name:  Terry R. Horn
Title:    Vice President, Secretary and Treasurer

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